Exhibit 99.1

WageWorks Appoints Colm Callan as Chief Financial Officer

SAN MATEO, Calif.--(BUSINESS WIRE)--September 2, 2014--WageWorks, Inc. (NYSE: WAGE), a leader in administering Consumer-Directed Benefits, today announced that Colm Callan has been appointed the Company’s Chief Financial Officer (CFO), effective immediately.

Mr. Callan most recently served as CFO of the Product and Technology division of PayPal, an eBay Inc. (NASDAQ: EBAY) company, comprised of more than 4,000 people and $1 billion of annual spend. Prior to his position at PayPal, Mr. Callan was a Senior Director of Corporate Development at eBay Inc., where he led multifunctional teams in the execution of global strategic acquisitions, joint ventures, divestitures, and investments. He also brings almost a decade of technology investment banking experience from his roles at Credit Suisse, Morgan Stanley, and Merrill Lynch. Mr. Callan holds Bachelor of Arts and Science and Master in Business Administration degrees from Stanford University.

"We are thrilled to welcome Colm to WageWorks as our CFO," said Joe Jackson, CEO of WageWorks. "His prior experience as a financial leader at large, diversified companies and his extensive background in corporate development and mergers and acquisitions make him a valuable addition to our management team."

"WageWorks is an exciting company that has achieved impressive results through strong execution against its strategic growth initiatives, effective management of the business to drive scale, and its uncompromising commitment to customer service excellence," said Mr. Callan. "I am excited to be joining the leadership team and look forward to contributing to the Company's future success."

About WageWorks

WageWorks (NYSE: WAGE) is a leader in administering Consumer-Directed Benefits, or CDBs, which empower employees to save money on taxes while providing corporate tax advantages for employers. WageWorks administers and operates a broad array of CDBs, including pretax spending accounts, such as health and dependent care Flexible Spending Accounts (FSAs), as well as Commuter Benefit Services, including transit and parking programs, Health Savings Accounts (HSAs), Health Reimbursement Arrangements (HRAs), and other employee benefits.

WageWorks is headquartered in San Mateo, California, with offices in major locations throughout the United States. For more information, please visit the website at www.wageworks.com.

CONTACT:
Media Contact:
WageWorks, Inc.
Britta Meyer, 650-577-5208
Chief Marketing Officer
Britta.Meyer@wageworks.com
or
Investor Contact:
ICR
Staci Mortenson, 203-682-8273
Staci.Mortenson@icrinc.com